EXHIBIT 23.4
Consent of Jun He Law offices, PRC Counsel
December 23, 2009
SINA CORPORATION
37/F Jin Mao Tower
88 Century Boulevard, Pudong
Shanghai 200121
People’s Republic of China
Dear Sir or Madam:
We hereby consent to references to our name by SINA CORPORATION under the caption “Enforcement of Civil Liabilities” in the prospectus included in the registration statement on Form F-3, originally filed by SINA Corporation on December 23, 2009, with the Securities and Exchange Commission under the Securities Act of 1933, as amended and under the heading “Government Regulation and Legal Uncertainties” and “Organizational Structure” in SINA Corporation’s Annual Report on Form 20-F for year ended December 31, 2008.
In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Yours faithfully,
For and on behalf of
JUN HE LAW OFFICES